Exhibit 99.1

                     Rayovac Raises Quarterly Projections

    MADISON, Wis., Jan. 8 /PRNewswire-FirstCall/ -- Rayovac Corporation
(NYSE: ROV) today announced financial results for its fiscal 2004 first quarter ended December 29, 2003 will be stronger than initially anticipated. Current company estimates expect diluted earnings per share of between 62 cents and 65 cents for the quarter versus a previous estimate of between 58 cents and 62 cents. The company now expects sales of approximately
$454 million for the first fiscal quarter, an 11 percent year-over-year growth compared to pro forma sales for F'03 including Remington.

    This improved performance is based on stronger than expected sales growth in all three geographic regions, along with favorable sales of Remington Products, which was acquired in September 2003.

    The sales improvement was driven by improving alkaline sales in the U.S., foreign currency strength in Europe and some improvement in Latin American business conditions. Remington also realized favorable year over year sales growth due in part to the rollout of its new men's and women's shaving products.

    The company will be hosting its first quarter fiscal 2004 conference call on Thursday, January 22, 2004 at 9:30 a.m. (EST).

    Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the world's leader in hearing aid batteries; the top selling rechargeable battery brand in North America and Europe; and the number one selling brand of men's and women's foil electric razors in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the ROV symbol.

    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac or Remington, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Rayovac's and Remington's most recent Form 10-Q, Annual Report on Form 10-K and the Registration Statement on Form S-4/A for Rayovac's most recent offering of its senior subordinated notes.

SOURCE  Rayovac Corporation
    -0-                             01/08/2004
    /CONTACT: John Daggett of Rayovac Corporation, +1-608-275-4912/ /Photo: http://www.newscom.com/cgi-bin/prnh/20020716/ROVLOGO
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    /Web site:  http://www.rayovac.com /
    (ROV)

CO:  Rayovac Corporation
ST:  Wisconsin
IN:  CHM ECP HOU
SU:  ERP CCA